Exhibit 10.4

June 12, 2026

Ravi Thanawala Dear Ravi,

We are pleased to offer you a position with American Eagle Outfitters, Inc. or one of its subsidiaries or affiliates (collectively, the "Company") in New York, NY. This letter confirms the terms of the Company's offer with respect to your planned employment.

You will join the Company as Executive Vice President - Chief Financial Officer, reporting to Jay Schottenstein, Chief Executive Officer. In this capacity, you will be designated as the Company’s Principal Financial Officer for purposes of applicable federal securities laws and SEC regulations. Your duties will include executing all required officer certifications and SEC filings. You also will be designated as an Executive Officer of the Company under Rule 3b-7 of the Exchange Act, and your compensation will be disclosed as required for Named Executive Officers under applicable SEC rules. In this capacity, you will be subject to the reporting requirements and trading restrictions of Section 16 of the Exchange Act. The Company agrees to provide reasonable administrative assistance with your required SEC filings (Forms 3, 4, and 5) and will maintain your coverage under the Company’s Directors and Officers (D&O) liability insurance policy during your tenure as CFO. The details of the offer are outlined below.

This offer letter and terms of our offer are strictly confidential. To the fullest extent permitted by law, you agree to keep this offer and its terms confidential and you will not disclose the offer or its terms to any third party (excluding your spouse, lawyer, tax advisor, representatives from Russell Reynolds or pursuant to court order or other law or legal obligation, and, for the limited purposes of communicating with AEO’s Chief Legal Officer, the Chief Legal Officer/General Counsel of your current employer, provided that any such individual is subject to the same strict confidentiality restrictions). Until AEO files its Form 8-K, and solely in order to allow (i) Papa John’s International, Inc (“Papa John’s); and (ii) Smartbird, Inc. (f/k/a Allbirds, Inc.) to comply with its own legal obligations to disclose your resignations from service to those organizations, you are permitted to disclose to the CEO, CLO/General Counsel, and/or the Board of Directors, and anyone preparing or reviewing disclosures on their behalf, (x) that you have an offer to be the CFO at a publicly traded company that is not in the same industry/a competitor to Papa John’s or Smartbird, Inc.; and (y) that the effective date is intended to be August 3, 2026. Once AEO has filed its Form 8-K announcing the planned transition, you may not disclose the terms of this offer beyond what is publicly disclosed by AEO. You understand and acknowledge that the Company may have certain legal obligations which may require disclosure of your compensation and benefits and that nothing herein prevents the Company from complying with such obligations and the Company’s compliance shall not constitute a basis for waiver of any of your confidentiality obligations. You understand that if you breach this provision the offer will be automatically revoked and the Company will have no obligation to you.

Anticipated Start Date: The Company anticipates that your first day of employment will be on August 3, 2026.

Salary: You will receive an annualized base salary of $1,000,000, payable every 2 weeks in accordance with the Company's normal payroll practices.

Sign-on Bonus: You will receive a one-time lump sum cash bonus of $1,000,000 (gross) that will be paid in two installments of $500,000. The first installment will be paid within the first two months of your start date, and the second installment will be paid in February 2027. In the event that you leave your employment with the Company before the sign-on bonus repayment period (24 months from each installment payment) has lapsed, your responsibilities are described in the forthcoming repayment agreement.

Annual Incentive Compensation Bonus: You will be eligible to earn an incentive compensation bonus of 100% (Target) of your eligible earnings with a maximum up to 200% of your eligible earnings. You will first be eligible to receive this bonus for the Company's FY2026 period (to be paid in Spring, 2027). For each performance year, the value of the Bonus will be determined in the sole discretion of management, based upon: [i] the achievement of the Company and Brand (where applicable) performance-based goals to be established by the Compensation Committee of the Board of Directors (the "Committee"); and [ii] your overall level of performance. In order to be eligible to receive an Annual Incentive Compensation

Bonus, you must remain continuously employed by the Company or any of its subsidiaries or affiliates through the date the Bonus is actually paid.

Sign-on Restricted Stock Units: Upon your hire, you will be eligible for a Restricted Stock Unit award (RSU). The award will have a grant value of $1,500,000. The grant price will be the closing price of AEO common stock on the grant date. The number of units can fluctuate based on the stock price at the grant date, but the overall grant value will remain constant. This RSU grant will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date, based solely on your continued service to the Company over that period.

Annual Equity Award: Upon your hire, you will receive equity awards totaling $2,500,000 in grant value. The grants will be pursuant to and subject to all terms and conditions set forth in the Company’s 2023 Stock Award and Incentive Plan as amended and restated (“A&R Plan”).

The awards will be comprised of 30% Stock Options, 20% Restricted Stock Units, and 50% Performance Shares. The vesting and award terms for each type of award are outlined below:

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Stock Options: Your Stock Option (NSO) award amount is $750,000. The number of options granted will be determined based on the Fair Market Value of the Company's common stock on the grant date as determined using an industry accepted pricing methodology. The exercise price of the options will be the close price of AEO common stock on the grant date. The NSO grant will vest and become exercisable proportionally over three years from the grant date based solely on your continued service to the Company over that period.
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Restricted Stock Units: Your Restricted Stock Unit (RSU) award amount is $500,000. The grant price will be the close price of AEO common stock on the grant date. The number of units can fluctuate based on the stock price of the grant date, but the overall grant value will remain constant. The RSU grant will vest proportionally over three years from the grant date based solely on your continued service to the Company over that period.
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Performance Shares: Your Performance Share (PS) award amount is $1,250,000. The target number of shares which you may earn under this award is the award amount divided by the Fair Market Value of the Company’s common stock on the grant date as determined using an industry accepted pricing methodology. The vesting of the Performance Share award will be contingent upon the achievement of Company performance goals for a given 3-year period. Based upon Company performance, the PS award will vest at the time that the Committee certifies the level of achievement of goals for the 3-year period, subject to your continued employment through the vesting date. The actual number of units vested will be based upon a sliding performance scale, varying between 0-150% of the target award. Units which do not vest based on Company performance will be forfeited.

In future years, you will be eligible for consideration for an annual award that will be part of the ordinary course fiscal year grants made by the Compensation Committee pursuant to and subject to all terms and conditions set forth in the Company’s A&R Plan. The units granted, if any, will be part of the ordinary course fiscal year grants made by the Compensation Committee pursuant to and subject to all terms and conditions set forth in the Company’s A&R Plan. The annual grants are typically issued in the first quarter of each year. The Company reserves the right in its sole discretion to change or modify the manner or mode of delivering compensation and benefits for a performance year that the Company, in its sole discretion, deems equivalent.

It is the parties’ intention that the A&R Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes the full value of all RSU and PS grants. Any award is subject to the terms and conditions of the applicable plan document and individual award agreement, if any, including but not limited to any vesting and forfeiture provisions.

Performance Review: Annual performance appraisals take place in March. You will receive your first evaluation in Spring 2027 and will not be eligible for merit consideration at that time. Your first evaluation for merit consideration will be in Spring 2028.

Benefit Plans and Other Programs: You will be eligible to participate in the Company's health benefits on your hire, rehire, or full-time promotion date. Please complete your enrollment within the first 30 days of employment; elected benefits coverage will be retroactive to your hire date. You will also be automatically enrolled in AEO-provided benefit programs, such as life insurance, AD&D insurance, short-term disability insurance and long-term disability insurance the day you are hired, rehired or promoted. Some benefits currently offered, solely at the Company’s discretion, are outlined below:

Employee Stock Purchase Plan: You will be eligible to start contributing on the first pay period of the month following your 60th day of employment. You can contribute any dollar amount up to $100 per pay period (or more without the AEO match), and AEO will match 15% of your contribution, up to $15.00 per pay. This stock vests immediately!

401(k) Plan: You will be eligible to begin contributing on the first day of the month following your 30th day of employment. AEO Associates are automatically enrolled at a three percent (3%) contribution rate. If you wish to decline enrollment or contribute at a different rate, you must contact Fidelity at www. netbenefits.com. Automatic increases will occur January 1st of every year after you are Company match eligible and will stop when you reach an elective deferral rate of six percent (6%). AEO will match on the first 6% of associate contributions after one year of service with the following scale: 1-3% Associate contribution = 100% AEO match; 4-6% Associate contribution = 25% AEO match (you can contribute up to 6% and receive an AEO match of 3.75%). In addition, AEO Associates may contribute up to 50% of their annual earnings up to the IRS annual allowable maximum. Associates are 100% vested in their employee contribution from day one and are 100% vested in the employer match after two years. AEO also offers associates the ability to participate in a Roth 401(k). Visit your AEO Benefitfocus portal or Fidelity (www.netbenefits.com) for additional information.

Deferred Compensation Plan: Upon eligibility, you may elect to contribute a percent amount of your before-tax salary and, in future years, your bonus to the Deferred Compensation Plan. This plan provides you with an additional savings vehicle and allows scheduled withdrawals without early withdrawal penalties in accordance with its terms.

Health Insurance: Medical, dental, and vision insurance coverage (if you elect to participate in your first 30 days of employment) will be retroactive to your hire, rehire, or full-time promotion date.

Paid Time Off (PTO): You will accrue paid time off each pay period to earn a maximum of 28 PTO days in your first year of employment. You may generally begin to use your PTO days after 60 days of employment. PTO is inclusive of all personal, sick and vacation days. AEO also observes 11 holidays and provides 1 floating holiday throughout the year (holiday pay will apply). Two additional Care Days (16 hours) are provided to each associate, which can be taken in 1 hour increments as you deem necessary. Paid Time Off, paid sick leave, and holiday pay vary by job level and type, job location, employment classification (part-time or full-time / exempt or non-exempt), and years of service.

Relocation: The Company is providing relocation assistance to help defray moving costs and other expenses you may incur as you relocate to your new office in New York City as outlined in the Company’s relocation guide. Details regarding these benefits will be provided to you in a separate document under separate cover. You will be contacted by the Relocation Services Department with additional details once you have accepted this offer.

Payments Subject to Withholdings & Deductions: The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required taxes, withholdings, and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

Associate Discount: You will receive 40% off regular price merchandise and 25% off sale merchandise, subject to all amendments, terms, and conditions set by the Company from time-to-time in its sole discretion

At Will Employment: The terms of this letter do not imply employment for any specific period of time. The Company is an "at will" employer. This means that you can terminate your employment at any time and for any reason and the Company can also terminate your employment at any time and for any reason.

Notice Period Obligations: By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

Non-Disclosure of Confidential, Business and Proprietary or Trade Secret Information: You further represent and agree that you will not knowingly use or otherwise disclose any confidential, business and proprietary or trade secret information obtained as a result of any prior employment, unless specifically authorized to do so by your former employer(s). You should clearly understand that this provision of this letter should be regarded as this Company's explicit instruction for you not to use or disclose this information in breach and / or violation of your representations and agreement.

Contractual Severance Payment: You understand that your employment may be terminated by the Company at any time without notice or any payment in lieu thereof for "cause," as determined by the Company. Cause will be defined in the same manner as it is in the Change in Control Agreement in place and effective at the time of your termination. If your employment is involuntarily terminated by the Company, other than a termination for cause and in exchange for your execution and non-revocation of a general release of claims in the form provided by the Company (the "General Release"), you will receive [i] severance in the form of a series of equal installment payments payable every other week ("Biweekly") in accordance with the Company's normal payroll practice as in effect on the date of termination in an amount equal to your then Biweekly base salary for a period of up to twelve (12) months or until you obtain other employment with the first installment to commence no later than the first payroll date which occurs after the 55th day following your separation from service; and [ii] subject to your timely election for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company will pay the full amount of your COBRA premiums on your behalf for your continued health, dental and vision plans, including coverage for your eligible dependents, during the longer of the Severance Period and the date on which you obtain other employment. If the period during which the installments must commence covers two calendar years, the first installment will commence in the second calendar year. The first installment shall include a “catch up” payment consisting of any amounts that would have been paid earlier had the payments commenced on the first payroll date following the last day of employment. You will not receive any severance payments if you voluntarily resign or if your termination is a result of your death or disability.

Confidentiality, Non-competition and Intellectual Property Agreement: Your employment is conditioned upon your execution of the form of Confidentiality, Non-Competition and Intellectual Property Agreement to be sent separately, following this letter.

Background Checks /I-9 Documentation: Any offer with the Company is contingent upon the satisfactory completion of a federal / national and county level criminal conviction investigation. At or around the time you receive this offer letter, you will be required to sign and return the Criminal History Inquiry Form and Fair Credit Reporting Act forms. Your hiring and employment with the Company is contingent upon successful completion of the criminal background check and your submission to and your ability to provide documentation sufficient to complete Form I-9 as required by law. If you refuse or fail to present truthful and accurate information for any reason, your criminal background investigation is unsatisfactory, and/or you cannot provide acceptable I-9 documentation within 72 hours of your start date, the Company will rescind its offer and/or your contingent employment will be terminated.

This letter and its attached documents which are incorporated herein by reference as if fully set forth, constitute the complete understanding between you and the Company concerning the subject matters(s) addressed, and they supersede any prior or written understanding regarding the terms and conditions of your employment with the Company. No representations have been made to you other than those contained herein. No oral modifications to the commitments made herein shall be valid. Any changes to these terms must be in writing and signed by you and an authorized representative of the Company.

We really look forward to you becoming a member of our team at American Eagle Outfitters. Please indicate your acceptance of this offer within the next ten (10) business days as this offer will expire if no response is received. By accepting this offer, you acknowledge and agree that you have received and reviewed both this letter and any attached and will abide by the terms stated therein. Please let me know if you have any questions.

Sincerely,

/s/ Jay Schottenstein
Jay Schottenstein Chief Executive Officer

Receipt of this letter does not automatically entitle you to benefits offered by the Company. Rather, the letter provides an overview of select health and insurance benefits. If there is any discrepancy between this letter and the official benefits plan documents, the plan documents always will govern. The Company reserves the right to amend or terminate any benefit plan in its sole discretion at any time and for any reason. The Company also retains the discretion to interpret any terms or language used in this letter.

Your signature below represents your acceptance of the offer.

/s/ Ravi Thanawala	6/27/2026
Signature	Date